As filed with the Securities and Exchange Commission on October 1, 1999
                                                     Registration No.  333-_____
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           ---------------------------


                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           ---------------------------



                         QUERYOBJECT SYSTEMS CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

                                    Delaware
                         (State or other jurisdiction of
                         incorporation or organization)

                                   94-3087939
                                  (IRS Employer
                             Identification Number)


                           ---------------------------



                         60 Charles Lindbergh Boulevard
                            Uniondale, New York 11553
                           (516) 228-8500 (Telephone)
                           (516) 228-8584 (Telecopier)
              (Address, Including Zip Code, and Telephone Number of
                    Registrant's Principal Executive Offices)

                           ---------------------------


                                 Daniel M. Pess
                         QueryObject Systems Corporation
                         60 Charles Lindbergh Boulevard
                            Uniondale, New York 11553
--------------------------------------------------------------------------------

            (Name, Address, Including Zip Code, and Telephone Number
                              of Agent for Service)

                                    Copy to:
                              David J. Adler, Esq.
                          Kenneth A. Schlesinger, Esq.
                 Olshan Grundman Frome Rosenzweig & Wolosky LLP
                                 505 Park Avenue
                            New York, New York 10022

                           ---------------------------

                  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

                  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

                  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

                  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                                                   CALCULATION OF REGISTRATION FEE

                                                                     Proposed               Proposed
                                                Amount                Maximum                Maximum               Amount of
                                                to be             Offering Price            Aggregate            Registration
   Title of Shares to be Registered         Registered (1)           Per Share           Offering Price             Fee(4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock issuable upon the                5,217,399                $.875(2)          $4,565,224.13            $1,269.13
conversion of outstanding shares
of Series C Convertible Preferred
Stock (the "Series C Stock")
issued in a private placement
consummated in June and July
1999 (the "1999 Private
Placement")
------------------------------------------------------------------------------------------------------------------------------------
Common Stock issuable upon the                4,500,000               $.8625(3)          $3,881,250.00            $1,078.99(3)
exercise of Warrants issued in the
1999 Private Placement (the
"1999 Warrants")
------------------------------------------------------------------------------------------------------------------------------------
Common Stock issuable to GKN                    344,928               $.8625(3)          $  297,500.40            $   82.71(3)
Securities Corp. ("GKN") upon
the exercise of an option (the
"GKN Option") granted to GKN
in connection with the 1999
Private Placement


Common Stock issuable to                         95,073               $.8625(3)          $   82,000.46            $   22.80(3)
Seaboard Securities, Inc.
("Seaboard") upon the exercise of
an option (the "Seaboard Option")
granted to Seaboard in connection
with the Series C Private
Placement
------------------------------------------------------------------------------------------------------------------------------------
TOTAL                                        10,157,400                                  $8,825,947.99            $2,453.63
====================================================================================================================================

(1) In the event of a stock split, stock dividend or similar transaction involving the Common Stock, the shares registered hereby shall automatically be increased pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), to cover the additional shares of Common Stock required to prevent dilution. Pursuant to Rule 416, the number of shares to be registered hereunder is subject to adjustment and could be greater or less than such estimated amount depending upon factors that cannot be predicted by the Company at this time, including, among others, stock splits, stock dividends and similar transactions, the effect of anti-dilution provisions contained in the 1999 Warrants and by reason of changes in the exercise price of the 1999 Warrants in accordance with the terms thereof.

(2) Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee based upon the average of the high and low price of the Company's Common Stock, $.001 par value (the "Common Stock"), on the OTC Bulletin Board on September 28, 1999.

(3) The exercise price of each of the 1999 Warrants, the GKN Option and the Seaboard Option is $0.8625. Pursuant to Rule 457(g), the registration fee for the common stock underlying such securities is calculated on the basis of the exercise price thereof.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) may determine.

     The prospectus contained within this Registration Statement also relates to Common Stock issuable (i) upon the conversion of outstanding shares of Series A Convertible Preferred Stock and Series B Preferred Stock of the Company issued in private placements in 1998, (ii) upon the exercise of warrants and options issued in or in connection with such private placements, and (iii) upon the exercise of certain other warrants and options. Such shares of Common Stock were registered previously under cover of a Form S-3 Registration Statement (Registration No. 333-69101). The filing fees for such securities were previously paid.

                              --------------------

PROSPECTUS

                        25,850,572 SHARES OF COMMON STOCK

                         QUERYOBJECT SYSTEMS CORPORATION


     The selling stockholders listed on pages 15 to 22 of this prospectus are offering and selling up to 25,850,572 shares of common stock issuable upon exercise of warrants and options and the conversion of preferred stock. All proceeds from the sale of the common stock under this prospectus will go to the selling stockholders. We will not receive any proceeds from the sale of such common stock. We will, however, receive the exercise price of the warrants and options at the time their holders may exercise them.

     Our  common  stock is listed  under the symbol  "QOB" on the  Boston  Stock
Exchange and under the symbol "QUOB" on the OTC Bulletin Board. The last reported sale price on the OTC Bulletin Board for our common stock on September 28, 1999 was $.875 per share.


--------------------------------------------------------------------------------
         This investment involves a high degree of risk. See "Risk Factors" on pages 5 through 13 of this Prospectus.
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any State securities commission has determined whether this prospectus is truthful or complete. They have not made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------



              The date of this Prospectus is [           ], 1999

                                TABLE OF CONTENTS



THE COMPANY...................................................................4

RISK FACTORS..................................................................5


     WE HAVE NEGATIVE WORKING CAPITAL AND ALTHOUGH WE RECENTLY RECEIVED ADDITIONAL FINANCING, WE MAY NEED FURTHER FINANCING TO CONTINUE OUR OPERATIONS.

     WE HAVE HAD A HISTORY OF OPERATING LOSSES AND PROJECT FUTURE LOSSES; THEREFORE WE HAVE DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

     WE HAVE HAD A LIMITED OPERATING HISTORY AS A SOFTWARE PRODUCT COMPANY AND LACK ANY SUBSTANTIAL REVENUE.

     OUR REVENUES WILL DEPEND ON SALES OF QUERYOBJECT SYSTEM AND WE ARE UNCERTAIN WHETHER THERE WILL BE BROAD MARKET ACCEPTANCE OF THIS PRODUCT.

     OUR COMMON STOCK WAS DELISTED FROM THE NASDAQ SMALLCAP MARKET AND THERE MAY BE A LIMITED TRADING MARKET FOR OUR STOCK.

     WE ARE SEEKING TO DEVELOP STRATEGIC RELATIONSHIPS WITH INDIRECT CHANNEL PARTNERS TO INCREASE SALES, BUT WE MAY BE UNABLE TO ATTRACT EFFECTIVE PARTNERS AND WE WILL HAVE LOWER GROSS MARGINS FOR SALES THROUGH INDIRECT CHANNEL PARTNERS.

     THE MARKET FOR OUR PRODUCT REQUIRES US TO ADAPT TO RAPID TECHNOLOGICAL CHANGE AND WE MAY NOT HAVE THE ABILITY TO DO SO.

     WE ARE DEPENDENT ON A FEW SIGNIFICANT CUSTOMERS AND THE LOSS OF A SINGLE CUSTOMER COULD ADVERSELY EFFECT OUR BUSINESS.

     THE MARKET FOR OUR PRODUCTS IS VERY COMPETITIVE AND OUR COMPETITION MAY MORE EFFECTIVELY DEVELOP AND MARKET BUSINESS INTELLIGENCE SOFTWARE.

     WE ARE  DEPENDENT ON A FEW KEY  PERSONNEL AND WE NEED TO ATTRACT AND RETAIN
HIGHLY  QUALIFIED  TECHNICAL,  SALES,  MARKETING,   DEVELOPMENT  AND  MANAGEMENT
PERSONNEL.

     WE LACK PROPRIETARY TECHNOLOGY PROTECTION OF OUR PRODUCTS AND MAY RISK INFRINGEMENT UPON TECHNOLOGY DEVELOPED BY OTHERS.

     OUR REVENUES MAY FLUCTUATE AND ARE DIFFICULT TO PREDICT BECAUSE OF THE DISCRETIONARY NATURE OF SOFTWARE PURCHASES BY CUSTOMERS.

     OUR PRODUCT MAY CONTAIN ERRORS AND WE MAY BE SUBJECT TO PRODUCT LIABILITY.

     WE INTEND TO EXPAND OUR INTERNATIONAL SALES, BUT THERE ARE SUBSTANTIAL RISKS INVOLVED, INCLUDING EFFECTIVELY ESTABLISHING ADDITIONAL FOREIGN OPERATIONS AND FOREIGN REGULATORY CONCERNS.

     THE MARKET PRICE OF OUR COMMON STOCK IS VOLATILE.

     WE HAVE A SIGNIFICANT AMOUNT OF AUTHORIZED BUT UNISSUED PREFERRED STOCK, WHICH MAY AFFECT THE LIKELIHOOD OF A CHANGE OF CONTROL IN OUR COMPANY.

     WE HAVE A SUBSTANTIAL AMOUNT OF OUTSTANDING OPTIONS, WARRANTS AND CONVERTIBLE PREFERRED STOCK. THESE SECURITIES COULD ADVERSELY AFFECT THE TERMS UPON WHICH WE OBTAIN ADDITIONAL EQUITY CAPITAL AND THE EXERCISE OR CONVERSION OF ALL THESE SECURITIES WOULD DILUTE THE MARKET PRICE OF OUR COMMON STOCK.

     WE CAN GIVE NO ASSURANCES THAT OUR FORWARD LOOKING STATEMENTS WILL BE CORRECT.

     WE MAY HAVE YEAR 2000 COMPLIANCE ISSUES, PROBLEMS OR LIABILITY.

USE OF PROCEEDS..............................................................14

ADDITIONAL INFORMATION.......................................................14

WHERE YOU CAN FIND MORE INFORMATION..........................................14

SELLING STOCKHOLDERS.........................................................15

PLAN OF DISTRIBUTION.........................................................27

LEGAL MATTERS................................................................28

EXPERTS......................................................................28

                                   THE COMPANY

     We develop and market business intelligence software that helps business managers to efficiently use data to make strategic decisions. Many businesses generate, gather and store large amounts of data. This data contains information that, if extracted effectively and efficiently, can be used to enhance decisionmaking. While companies have invested heavily in capturing data, they have only recently begun to focus significant resources on the management and analysis of that data. We developed our products in response to businesses' desire to analyze their data.

     In the third quarter of 1996, we shifted our focus from using the software we developed for providing contract data analysis services to selling the software itself. Because of limited sales, in September 1998, we implemented a plan to reduce our monthly operating costs, which included the termination of approximately 20% of our employees. Through August 1999, we have continued to realize limited sales of our software.

     Our principal executive offices are located at 60 Charles Lindbergh Boulevard, Uniondale, New York 11553. Our telephone number is (516) 228-8500.

                                  RISK FACTORS

     An investment in the shares offered by this prospectus involves a high degree of risk. You should carefully consider the following risk factors, as well as information contained and incorporated by reference in this prospectus before deciding to invest in our common stock.

     WE HAVE NEGATIVE WORKING CAPITAL AND ALTHOUGH WE RECENTLY RECEIVED ADDITIONAL FINANCING, WE MAY NEED FURTHER FINANCING TO CONTINUE OUR OPERATIONS.

     At June 30, 1999, we had negative working capital of $697,596. Subsequent to June 30, 1999, we received net proceeds of $3,302,570 from the sale of 35 units, each unit consisting of (i) 100 shares of newly-created series c convertible preferred stock and (ii) a common stock purchase warrant. Each share of series c convertible preferred stock is convertible into approximately 1,159 shares of our common stock and each warrant entitles its holder to purchase 100,000 shares of our common stock at an exercise price of $.8625 per share.

     We have had a limited operating history as a software product company, have not made significant sales of our products and our revenues are difficult to predict. Given our continued operating losses, we may need additional financing to continue operations. Our current projections indicate that if our forecasts are achieved, we may have enough cash to continue operations until May 2000; however, we are unable to predict as to how long we will be able to continue our operations. As of the date of this Prospectus, we have no commitments, agreements or understandings regarding additional financings and we may be unable to obtain additional financing on satisfactory terms or at all.

     WE HAVE HAD A HISTORY OF OPERATING LOSSES AND PROJECT FUTURE LOSSES; THEREFORE WE HAVE DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

     At June 30, 1999, our accumulated deficit was $38,665,314. For the six months ended June 30, 1999 and the fiscal years ended December 31, 1998 and 1997, we incurred net losses of $3,252,857, $7,294,032 and $10,563,484, respectively. We have incurred a net loss in each year of our existence, and have financed our operations primarily through sales of equity and debt securities. Our expense levels are high and our revenues are difficult to predict. The independent accountants' report on our financial statements for the year ended December 31, 1998 states that our recurring losses from operations, our deficiencies in working capital and stockholders equity, and negative cash flow from operating activities raise substantial doubt about our ability to continue as a going concern.

     We expect to incur net losses for the foreseeable future. We may never achieve or sustain significant revenues or profitability on a quarterly or annual basis in the future. Our future operating results will depend on many factors, including:

     o   product demand

     o   product and price competition in our industry

     o our success in expanding our direct sales force and establishing indirect channel partners

     o   our ability to develop and market products and control costs

     o the percentage of our revenues that is derived from indirect channel partners

     WE HAVE HAD A LIMITED OPERATING HISTORY AS A SOFTWARE PRODUCT COMPANY AND LACK ANY SUBSTANTIAL REVENUE.

     We have a limited operating history as a software product company and have made only limited sales of our products. Our total revenues for the year ended December 31, 1998 and for the six months ended June 30, 1999 were $928,505 and $606,294, respectively. Prior to 1997, our revenues were derived primarily from contract data analysis services, which we no longer provide.

     OUR REVENUES WILL DEPEND ON SALES OF QUERYOBJECT SYSTEM AND WE ARE UNCERTAIN WHETHER THERE WILL BE BROAD MARKET ACCEPTANCE OF THIS PRODUCT.

     Substantially all of our revenues for the foreseeable future are expected to be derived from sales of QueryObject System. Between January 1, 1995 and June 30, 1999, we had software product revenue from only 21 QueryObject System installations, including those sold pursuant to reseller agreements for the resellers' own use. Our future financial performance will depend upon the successful introduction and customer acceptance of QueryObject System and the development of new and enhanced versions of the product. If we fail to achieve broad market acceptance of QueryObject System, it would have a material adverse effect on our business, operating results and financial condition.

     OUR COMMON STOCK WAS DELISTED FROM THE NASDAQ SMALLCAP MARKET AND THERE MAY BE A LIMITED TRADING MARKET FOR OUR STOCK.

     Effective with the close of business on May 6, 1999, our common stock was delisted from the Nasdaq SmallCap Market because of our inability to comply with certain maintenance standards required for continued listing on the Nasdaq SmallCap Market, including the net tangible asset requirement. We fell out of compliance primarily as a result of continued losses during 1998.

     Now that our common stock has been delisted from the Nasdaq SmallCap Market, trading in our common stock is conducted on the OTC Bulletin Board and the Boston Stock Exchange. The Boston Stock Exchange has notified us that while we currently meet its continuing listing requirements, the exchange will monitor whether continued operating losses will jeopardize our ability to comply with its requirement that we have at least $500,000 in net tangible assets.

     If our common stock is delisted from the Boston Stock Exchange, our common stock could be considered a penny stock. Securities and Exchange Commission regulations generally define a penny stock to be an equity security that is not listed on Nasdaq or a national securities exchange and that has a market price of less than $5.00 per share, subject to certain exceptions. The regulations of the Securities and Exchange Commission would require broker-dealers to deliver to a purchaser of our common stock a disclosure schedule explaining the penny stock market and the risks associated with it. Various sales practice requirements are also imposed on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). In addition, broker-dealers must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. If our common stock is traded only on the OTC Bulletin Board and becomes subject to the regulations applicable to penny stocks, investors may find it more difficult to obtain timely and accurate quotes and execute trades in our common stock.

     WE ARE SEEKING TO DEVELOP STRATEGIC RELATIONSHIPS WITH INDIRECT CHANNEL PARTNERS TO INCREASE SALES, BUT WE MAY BE UNABLE TO ATTRACT EFFECTIVE PARTNERS AND WE WILL HAVE LOWER GROSS MARGINS FOR SALES THROUGH INDIRECT CHANNEL PARTNERS.

     As part of our sales and marketing efforts we are seeking to develop strategic relationships with indirect channel partners, such as original equipment manufacturers and value-added resellers, to increase the number of our customers. We currently are investing, and intend to continue to invest, significant resources to develop indirect channel partners. Our results of operations will be adversely affected if we are unable to attract indirect channel partners to market our products effectively and provide timely and cost effective customer support and service. If we successfully sell products through these sales channels, the lower unit prices we expect to receive for such sales will result in our gross margins being lower than if we had sold those products through our direct sales force.

     THE MARKET FOR OUR PRODUCT REQUIRES US TO ADAPT TO RAPID TECHNOLOGICAL CHANGE AND WE MAY NOT HAVE THE ABILITY TO DO SO.

     The market for our software is characterized by rapid technological change, frequent new product introductions and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. We are unable to easily estimate the life cycles of our products. Our future success will depend upon our ability to:

     o   enhance existing products

     o develop and introduce new products that keep pace with technological developments and emerging industry standards

     o   address the increasingly sophisticated needs of customers

     We may be unable to accomplish these tasks. Any delays in the commencement of commercial shipments of new products and enhancements could cause potential customers to delay their decision to purchase our products or to choose to not purchase our products, which would result in delays in or loss of product revenues. In such event, our business, operating results and financial condition would be materially adversely affected.

     WE ARE DEPENDENT ON A FEW SIGNIFICANT CUSTOMERS AND THE LOSS OF A SINGLE CUSTOMER COULD ADVERSELY EFFECT OUR BUSINESS.

     For the six months ended June 30, 1999, four customers accounted for 94%, and for the fiscal year ended December 31, 1998, four customers accounted for 80%, of our total revenues. We are unsure if we will realize significant future revenues from any of these customers. We also expect that for the foreseeable future a relatively small number of customers and value added resellers will account for a significant percentage of our revenues. The loss of any such customer would have a material adverse effect on our operating results and financial condition.

     THE MARKET FOR OUR PRODUCTS IS VERY COMPETITIVE AND OUR COMPETITION MAY MORE EFFECTIVELY DEVELOP AND MARKET BUSINESS INTELLIGENCE SOFTWARE.

     The market for our products is intensely competitive and subject to rapid technological change. Our current and prospective competitors offer a variety of data mining and multidimensional data mart software solutions and generally fall within five categories: (i) vendors of relational database products sold for
analytical   (data   warehouse  and  data  mart)   purposes;   (ii)  vendors  of
multidimensional database and analysis software; (iii) vendors of OLAP/relational database software; (iv) vendors of query excelleration products: and (v) vendors of vertical software applications for budgeting and financial consultation. Our competitors have:

     o   longer operating histories

     o   significantly greater financial, technical and marketing resources

     o   greater name recognition

     o   a larger installed base of customers and products

     o   well-established relationships with our current and potential customers

     o   extensive knowledge of the relational database industry

     Our competitors may also be able to offer an integrated hardware and/or software product that could be more attractive to potential customers. Our competitors may respond more quickly to new or emerging technologies and changes in customer requirements, or devote greater resources to the development, promotion and sale of their products. We also expect that software industry consolidations may create more formidable competitors, resulting in price reductions that would reduce gross margins and erode any market share we may attain, any of which could materially adversely affect our business, operating results and financial condition.

     WE ARE  DEPENDENT ON A FEW KEY  PERSONNEL AND WE NEED TO ATTRACT AND RETAIN
HIGHLY  QUALIFIED  TECHNICAL,  SALES,  MARKETING,   DEVELOPMENT  AND  MANAGEMENT
PERSONNEL.

     Our future performance depends in significant part upon the continued service of key technical, sales and senior management personnel. The loss of the services of one or more of our key employees, in particular, Robert Thompson, our President and Chief Executive Officer, or Daniel M. Pess, our Chief Operating and Financial Officer, could have a material adverse effect on our business, operating results and financial condition. We have an employment agreement with Mr. Thompson that expires in October 1999, and an employment agreement with Mr. Pess that expired in May 1999. We are currently negotiating the terms of new employment agreements with Messrs.
Thompson and Pess.

     Our future success also depends on our continuing ability to attract, train and retain highly qualified technical, sales, marketing, development and managerial personnel. Competition for such personnel is intense, and we may be unable to retain key technical, sales, development and managerial employees or attract, assimilate or retain other highly qualified technical, sales, development and managerial personnel in the future. If we are unable to hire such personnel on a timely basis, our business, operating results and financial condition could be materially adversely affected.

     WE LACK PROPRIETARY TECHNOLOGY PROTECTION OF OUR PRODUCTS AND MAY RISK INFRINGEMENT UPON TECHNOLOGY DEVELOPED BY OTHERS.

     We rely primarily on a combination of trade secrets, confidentiality agreements and contractual provisions to protect our proprietary technology. We license rather than sell our software and require licensees to enter into license agreements that impose certain restrictions on their ability to utilize the software. In addition, we seek to avoid disclosure of our trade secrets, including but not limited to requiring those persons with access to our proprietary information to execute confidentiality agreements and restricting access to our source code. These steps afford only limited protection. We have no patents or patent applications pending. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary. Policing unauthorized use of our products may be difficult and costly, and software piracy may become a persistent problem. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States. We are unable to predict whether our means of protecting our proprietary rights will be adequate or whether competitors will independently develop the same technology.

     From time to time, third parties may assert patent, copyright and other intellectual property claims against us. If we are unable to license protected technology that may be used in our products, we could be prohibited from manufacturing and marketing such products. We also could incur substantial costs to redesign our products, to defend any legal action taken against us or to pay damages to any infringed party. Litigation, which could result in substantial cost to and diversion of our resources, may be necessary to enforce our other intellectual property rights or to defend ourselves against claimed infringement of the rights of others.

     OUR REVENUES MAY FLUCTUATE AND ARE DIFFICULT TO PREDICT BECAUSE OF THE DISCRETIONARY NATURE OF SOFTWARE PURCHASES BY CUSTOMERS.

     Our revenues may vary significantly from period to period due to the discretionary nature of business intelligence data delivery software purchases, and will be difficult to predict. Sales prices of our products range from $50,000 to over $275,000. As a result, the timing of the receipt and shipment of a single order can significantly impact our revenues and results of operations for a particular period. We anticipate that product revenues in any quarter will be substantially dependent on orders booked and shipped in that quarter, and we are unable to predict revenues for any future quarter with any significant degree of certainty.

     OUR PRODUCTS MAY CONTAIN ERRORS AND WE MAY BE SUBJECT TO PRODUCT LIABILITY.

     Any new products we develop would be subject to significant technical risks. Our software products are complex and may contain undetected errors or failures when we first introduce them or when we release new versions of them. Although we have not experienced material adverse effects resulting from any errors to date, our products could contain errors. If our products contain errors, we could experience a loss of or delay in market acceptance. While we have not experienced product liability claims to date, our product licensing and support may entail the risk of such claims. A significant product defect or a successful product liability claim brought against us could have a material adverse effect on our business, operating results and financial condition.

     WE INTEND TO EXPAND OUR INTERNATIONAL SALES, BUT THERE ARE SUBSTANTIAL RISKS INVOLVED, INCLUDING EFFECTIVELY ESTABLISHING ADDITIONAL FOREIGN OPERATIONS AND FOREIGN REGULATORY CONCERNS.

     Our international sales for the six months ended June 30, 1999 and for the fiscal year ended in 1998, were approximately 56% and 17% of our total revenue, respectively. We intend to expand our international operations and to enter additional international markets, which will require significant management attention and financial resources and could adversely affect our business, operating results or financial condition. To expand international sales successfully, we must establish additional foreign operations, hire additional personnel and recruit additional international resellers and distributors. If we are unable to do so in a timely manner, our growth, if any, in international sales will be limited, and our business, operating results and financial condition could be materially adversely affected. We anticipate that our international sales, if any, will be denominated in U.S. dollars. An increase in the value of the U.S. dollar relative to foreign currencies could make our products more expensive and, therefore, potentially less competitive in those markets. Additional risks inherent in our future international business activities generally include:

     o   unexpected changes in regulatory requirements

     o   tariffs and other trade barriers

     o   costs of localizing products for foreign countries

     o   longer accounts receivable payment cycles

     THE MARKET PRICE OF OUR COMMON STOCK IS VOLATILE.

     The market price of our common stock has in the past been, and may in the future continue to be, volatile. For instance, between January 1, 1998 and September 15, 1999, the closing price of our common stock has ranged between $.47 and $5.50. The volatility of the market price of our common stock may further increase now that our common stock has been delisted from the Nasdaq SmallCap Market. A variety of events may cause the market price of our common stock to fluctuate significantly, including:

     o   quarter to quarter variations in operating results

     o   adverse news announcements

     o   the introduction of new products

     o   market conditions in the industry

     In addition, the stock market in recent years has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many companies that service the software industry and that often have been unrelated to the operating performance of such companies. These market fluctuations may adversely affect the price of our common stock.

     WE HAVE ISSUED A SIGNIFICANT AMOUNT OF AUTHORIZED BUT UNISSUED PREFERRED STOCK, WHICH MAY AFFECT THE LIKELIHOOD OF A CHANGE OF CONTROL IN OUR COMPANY.

     As of September 15, 1999, our Board of Directors has the authority, without further action by the stockholders, to issue 2,269,375 shares of preferred stock on such terms and with such rights, preferences and designations, including, without limitation restricting dividends on our common stock, dilution of the voting power of our common stock and impairing the liquidation rights of the holders of our common stock, as the Board may determine without any vote of the stockholders. Issuance of such preferred stock, depending upon the rights, preferences and designations thereof may have the effect of delaying, deterring or preventing a change in control. In addition, certain

"anti-takeover" provisions of the Delaware General Corporation Law, among other things, may restrict the ability of our stockholders to authorize a merger, business combination or change of control.

     WE HAVE A SUBSTANTIAL AMOUNT OF OUTSTANDING OPTIONS, WARRANTS AND CONVERTIBLE PREFERRED STOCK. THESE SECURITIES COULD ADVERSELY AFFECT THE TERMS UPON WHICH WE OBTAIN ADDITIONAL EQUITY CAPITAL AND THE EXERCISE OR CONVERSION OF ALL THESE SECURITIES WOULD DILUTE THE MARKET PRICE OF OUR COMMON STOCK.

     As of September 15, 1999, we have outstanding options to purchase an aggregate of 5,333,037 shares of common stock at a weighted average exercise price of $1.51 per share and outstanding warrants to purchase an aggregate of 10,933,220 shares of common stock at a weighted average exercise price of $1.32 per share. As a result of private placements in 1998 and 1999, we also have outstanding shares of preferred stock that are convertible into an aggregate of 14,514,799 shares of common stock. The exercise of all outstanding warrants and options and/or the conversion of the outstanding preferred stock would dilute the then-current stockholders' percentage ownership of our common stock, and any sales in the public market of our common stock issuable upon such exercise and conversion could adversely affect prevailing market prices for our common stock. Moreover, the terms upon which we would be able to obtain additional equity capital could be adversely affected because the holders of such securities can be expected to exercise or convert them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable than those provided by such securities.

     WE CAN GIVE NO ASSURANCES THAT OUR FORWARD LOOKING STATEMENTS WILL BE CORRECT.

     Certain forward-looking statements, including statements regarding our expected financial position, business and financing plans are contained in this prospectus or are incorporated in documents annexed as exhibits to this prospectus. These forward-looking statements reflect our views with respect to future events and financial performance. The words, "believe," "expect," "plans" and "anticipate" and similar expressions identify forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from such expectations are disclosed in this prospectus. All subsequent written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

     WE MAY HAVE YEAR 2000 COMPLIANCE ISSUES, PROBLEMS, OR LIABILITY.

     We have commenced an assessment of the readiness of our internal business information systems for handling the Year 2000 and the Year 2000 compliance of our products. We believe that we will need to modify or replace portions of our internal business information systems to ensure Year 2000 compliance and we expect that we will successfully address Year 2000 issues relating to our internal business information systems by the end of fiscal 1999.

     We believe that our current products are Year 2000 compliant. However, it is possible that current or future customers will assert claims against us with respect to Year 2000 issues and, in the event such claims are asserted and adjudicated in favor of these customers, our liability could be material. We are taking steps to identify affected customers and assist them in assessing risks that may be associated with our products. We may incur increasing costs regarding customer service related to these actions over the next few years. As our customer service programs are currently ongoing, we are unsure of the scope of any resulting Year 2000 issues and potential liability resulting from such issues. We do not know the potential impact on our business, operating results and financial condition with respect to these matters.

     We have had discussions with our significant vendors, service providers and large customers to evaluate Year 2000 issues, if any, relating to the interaction of their systems with our internal systems. We have not yet received written compliance information from these third parties and we cannot currently determine when we will receive all of this information. Thus, despite the initiation of these discussions, we lack the information necessary to estimate the potential impact of Year 2000 compliance issues relating to these third parties and their interaction with us and are unsure of when we will receive such information.

     While we have not incurred any material expenditures in connection with identifying or evaluating Year 2000 compliance issues, there can be no assurance that our Year 2000 compliance costs will continue at this level. Most of our expenses have related to the opportunity cost of time spent by our employees evaluating our internal business information systems, our products and the interaction of our internal business information systems with the internal systems of third parties. Although we are unaware of any material operational issues or costs associated with preparing our internal business information systems and products for the Year 2000, we are unsure that we will avoid serious unanticipated negative consequences and/or material costs caused by undetected errors or defects in our technology. Such unanticipated negative consequences and/or material costs, if incurred, could have a material adverse effect on our business, operating results or financial condition.

     Because we are unaware of any material Year 2000 compliance issues, we lack a Year 2000-specific contingency plan. If Year 2000 compliance issues are discovered, we will evaluate the need for one or more contingency plans relating to such issues. If we are unable to develop and implement appropriate contingency plans, as needed, in a timely manner, we may experience delays in, or increased costs associated with, implementation of changes to address any such issues, which could have a material adverse effect on our business, operating results or financial condition.

                                 USE OF PROCEEDS

     The shares of common stock offered hereby are being registered for the account of the selling stockholders identified in this prospectus. See "Selling Stockholders." All net proceeds from the sale of the common stock will go to the stockholders who offer and sell their shares. We will not receive any part of the proceeds from such sales of common stock. We will, however, receive the exercise price of the warrants and options at the time of exercise. If all of the warrants and options are exercised, we will realize proceeds in the amount of $22,508,090. Such proceeds will be contributed to working capital and will be used for general corporate purposes.

                             ADDITIONAL INFORMATION

         We have filed with the SEC a registration statement on Form S-3 under the Securities Act, with respect to the resale of common stock. This prospectus, which constitutes a part of that registration statement, does not contain all the information contained in that registration statement and its exhibits. For further information with respect to us and our common stock, you should consult the registration statement and its exhibits. Statements contained in this prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying through the entities listed below. See "Where You Can Find More Information."

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at "http://www.sec.gov."

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

                  (1) Our Annual Report on Form 10-KSB for the year ended December 31, 1998, as amended;

                  (2)      Our   Quarterly   Reports  on  Form  10-QSB  for  the
                           quarterly periods ended March 31, 1999 and June 30, 1999;and

                  (3) Our Application for Registration of our common stock on Form 8-A dated November 7, 1997.

         You may request a copy of the filings, at no cost, by writing or telephoning the following address:

                           QueryObject Systems Corporation
                           60 Charles Lindbergh Boulevard
                           Uniondale, New York   11553
                           Attention: Chief Financial Officer
                           (516) 228-8500

         When you are deciding whether to purchase the shares being offered by this prospectus, you should rely on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We are not making any offer of the shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.


                              SELLING STOCKHOLDERS

         The name of each selling stockholder, maximum number of shares of common stock to be sold and total number of shares of common stock that each selling stockholder owns that are set forth in the following table have been provided by the selling stockholders as of September 15, 1999. The selling stockholders may sell all or part of their shares of common stock registered hereunder.


                                                                 Maximum
                                              Percent            Number           Shares
                                    Shares    Beneficially       of Shares        Beneficially       Percent
                              Beneficially    Owned              to be            Owned after        Beneficially
                            Owned Prior to    Prior to this      Offered          this               Owned after
                             this Offering    Offering (1)       for Resale       Offering           this Offering

Robert M. Adams                18,750 (2)         *                18,750                  0              --
American Friends of            37,500 (2)         *                37,500                  0              --
Hebron Yeshiva
Stuart Berman                  36,564 (3)         *                26,350             10,214              *
Richard Manners                34,980 (3)         *                23,850             11,130              *


James W. & Carol S.                             107,971 (4)                 1.5%       107,971                  0           --
Archer
George W. Aucott                                  6,250 (2)                 *            6,250                  0           --
Brenda Beacher                                   53,986 (4)                 *           53,986                  0           --
B & B Trading                                   107,971 (4)                 1.5%       107,971                  0           --
Retirement Plan
J.M.R. Barker                                    11,419 (2)                 *           11,419                  0           --
Foundation
Barker, Lee & Co.                                21,309 (2)                 *           21,309                  0           --
Ronald N. Beck                                   25,000 (2)                 *           25,000                  0           --
Sonia B. Blanch                                   6,250 (2)                 *            6,250                  0           --
J. Jeffrey Brausch                                3,125 (2)                 *            3,125                  0           --
Coleman Smith Bost                               53,986 (4)                 *           53,986                  0           --
Charles H. Brusco                               107,971 (4)                 1.5%       107,971                  0           --
Charles R. Buckridge                             25,000 (2)                 *           25,000                  0           --
Revocable Trust
Edwin M. Busch, Jr.                             107,971 (4)                 1.5%       107,971                  0           --
Herbert C. Clough                                   467 (2)                 *              467                  0           --
Aaron Cywiak                                      6,250 (2)                 *            6,250                  0           --
D. Stake Mill Inc.                                6,250 (2)                 *            6,250                  0           --
Phillip S. and Elayne                             1,818 (2)                 *            1,818                  0           --
Dauber, Trustees f/b/o
PSERD Trust
Jerry A. Dusa Trust                               1,818 (2)                 *            1,818                  0           --
Steven H. & Dara M.                               6,250 (2)                 *            6,250                  0           --
David
Penn W. Davidson                                  6,250 (2)                 *            6,250                  0           --
Thomas R. Deakman                                 6,250 (2)                 *            6,250                  0           --
Edwin K. Dimes                                    6,250 (2)                 *            6,250                  0           --


Albert W. Duffield                                6,250 (2)                 *            6,250                  0           --
Susan M. Erwin                                  215,942 (4)                 2.9%       215,942                  0           --
Andrew Feiner                                    46,875 (2)                 *           46,875                  0           --
Warren B. Feldman                                53,986 (4)                 *           53,986                  0           --
Harry Friedman Living                             6,250 (2)                 *            6,250                  0           --
Trust
Gadraz, Inc.                                     46,875 (2)                 *           46,875                  0           --
Richard E. Gerzof                               107,971 (4)                 1.5%       107,971                  0           --
Richard Gillett                                   1,529 (2)                 *            1,529                  0           --
Stuart W. Gold                                    9,375 (2)                 *            9,375                  0           --
Bruce Greenberg                                   6,250 (2)                 *            6,250                  0           --
Jeffrey N. Greenblatt                            18,750 (2)                 *           18,750                  0           --
Stuart Greenstein                                 6,250 (2)                 *            6,250                  0           --
Richard L. Grossman                               6,250 (2)                 *            6,250                  0           --
Andrew Gyenes                                     6,250 (2)                 *            6,250                  0           --
Richard Hantke                                    6,250 (2)                 *            6,250                  0           --
Harsac, Inc.                                     25,000 (2)                 *           25,000                  0           --
Donald V. Healy                                  53,986 (4)                 *           53,986                  0           --
Sara D. Hauser                                    6,250 (2)                 *            6,250                  0           --
John J. Healy                                     6,250 (2)                 *            6,250                  0           --
Andrew and Mary Ann                                 909 (2)                 *              909                  0           --
Heller
Steven W. Hemker                                 53,986 (4)                 *           53,986                  0           --
Joseph & Sharon                                  53,986 (4)                 *           53,986                  0           --
Imperiale
Terrence Hutton                                   6,250 (2)                 *            6,250                  0           --
Alan Jablon                                      37,500 (2)                 *           37,500                  0           --


Ralph & Rosalie Joel                              6,250 (2)                 *            6,250                  0           --
Robert Katan                                     26,993 (4)                 *           26,993                  0           --
Frank T. Juranich, Jr.                            6,250 (2)                 *            6,250                  0           --
Owen L. Kilgannon                                25,000 (2)                 *           25,000                  0           --
Charles Kleinberg                                 6,250 (2)                 *            6,250                  0           --
Herb Kramer                                      53,986 (4)                 *           53,986                  0           --
James Krantz                                    161,957 (4)                 2.2%       161,957                  0           --
Jonathan Krantz                                 107,971 (4)                 *          107,971                  0           --
Winthrop Knowlton                                16,395 (2)(32)             *           16,395                  0           --
Ronald N. Krinick                                 6,250 (2)                 *            6,250                  0           --
Norman Kurtz                                    107,971 (4)                 1.5%       107,971                  0           --
Marc Lasry                                      125,000 (2)                 1.7%       125,000                  0           --
Scott Leach                                       6,250 (2)                 *            6,250                  0           --
Dwight E. Lee                                    77,690 (2)(33)             1.1%         1,529                  0           --
Lenny Corp.                                      12,500 (2)                 *           12,500                  0           --
George Leodis                                    53,986 (4)                 *           53,986                  0           --
Eli Levitin                                      53,986 (4)                 *           53,986                  0           --
Kirk M. Loevner                                   9,393 (2)                 *            9,393                  0           --
Theodore F. Luty, Jr.                           107,971 (4)                 1.5%       107,971                  0           --
Brian H. Madden                                  26,993 (4)                 *           26,993                  0           --
Paul Matusow                                      9,188 (2)                 *            9,188                  0           --
Joseph F. McDonald                               53,986 (4)                 *           53,986                  0           --
Charles N. Martin                               539,855 (4)                 *          539,855                  0           --
John McMaster                                     6,250 (2)                 *            6,250                  0           --
Ardith L. Mederrick                             107,971 (4)                 1.5%       107,971                  0           --
Jonathan Medved                                   6,250 (2)                 *            6,250                  0           --

Michael Menkin                                    6,250 (2)                 *            6,250                  0           --
William J. Motto                                  3,125 (2)                 *            3,125                  0           --
Howard W. Muchnick                               43,750 (2)                 *           43,750                  0           --
William L. Musser                                 1,529 (2)                 *            1,529                  0           --
Sheila Nagar                                      6,250 (2)                 *            6,250                  0           --
Namakagon Associates,                            31,199 (2)(33)             *           31,199                  0           --
L.P.
Narinder Arora                                  107,971 (4)                 1.5%       107,971                  0           --
Joseph Neuman                                    25,000 (2)                 *           25,000                  0           --
Martin Orenstein                                 13,297 (4)(34)             *           10,797              2,500           --
Ned F. Parson                                    25,000 (2)                 *           25,000                  0           --
John G. Passarelli, M.D.                        215,942 (4)                 2.9%       215,942                  0           --
James C. Percy                                   53,986 (4)                 *           53,986                  0           --
Phoenix Leasing Inc.                              2,337 (2)                 *            2,337                  0           --
A.C. Providenti                                  18,750 (2)                 *           18,750                  0           --
Malladi S. Reddy                                 18,750 (2)                 *           18,750                  0           --
Lawrence Rothberg                                 6,250 (2)                 *            6,250                  0           --
Steven R. Rothstein                              12,500 (2)                 *           12,500                  0           --
Eric C. Rudin                                    25,000 (2)                 *           25,000                  0           --
Jerry L. Ruyan                                    7,250 (2)                 *            7,250                  0           --
Wayne Saker                                       6,250 (2)                 *            6,250                  0           --
Sargent Capital                                  18,750 (2)                 *           18,750                  0           --
Ventures, LLC
George T. Schirripa                              37,500 (2)                 *           37,500                  0           --
Michael Schwartzbard                              6,250 (2)                 *            6,250                  0           --
Seminole Walls and                              215,942 (4)                 2.9%       215,942                  0           --
Ceilings, Corp.



Maurice Shamah                                  215,942 (4)                 2.9%       215,942                  0           --
Arthur A. Sharples                                  909 (2)                 *              909                  0           --
David R. Signorile                              107,971 (4)                 1.5%       107,971                  0           --
Richard D. Siegal                                 6,250 (2)                 *            6,250                  0           --
Alan Silverman                                  107,971 (4)                 1.5%       107,971                  0           --
Fred Singer                                     215,942 (4)                 2.9%       215,942                  0           --
Arthur B. Steinberg &                            12,500 (2)                 *           12,500                  0           --
Co.
Lionel N. Sterling                               16,364 (2)                 *           16,364                  0           --
Jerry W. Stoker                                  12,500 (2)                 *           12,500                  0           --
Sutton Hill Partnership                         107,971 (4)                 1.5%       107,971                  0           --
Paul Treue                                       53,986 (4)                 1.5%        53,986                  0           --
Isaac K. A. Thompson,                            53,986 (4)                 1.5%        53,986                  0           --
M.D., P.A.
Dr. Robert Trager and                            53,986 (4)                 *           53,986                  0           --
Barbara Goldman
Ramie A. Tritt                                    6,250 (2)                 *            6,250                  0           --
Upland Associates, L.P.                          12,234 (2)(33)             *           12,234                  0           --
US Data Capture, Inc.                             6,250 (2)                 *            6,250                  0           --
Jim Vandiver                                    107,971 (4)                 1.5%       107,971                  0           --
Richard Warren                                  107,971 (4)                 1.5%       107,971                  0           --
Raymond J. Woolston                              53,986 (4)                 *           53,986                  0           --
Jeffrey S. Wilks                                  6,250 (2)                 *            6,250                  0           --
Donald C. Wright                                  6,250 (2)                 *            6,250                  0           --
Z/Cross Partnership                               3,125 (2)                 *            3,125                  0           --
Zee Consulting West Inc.                         50,000 (2)                 *           50,000                  0           --
Defined Benefit Pension
Plan



Sandra Zipper                                    12,500 (2)                 *           12,500                  0           --
Frank C. and Jane M.                              6,250 (2)                 *            6,250                  0           --
Zozzorra
Barington Capital Group,                        125,000 (5)                 2.4%       125,000                  0           --
L.P.
David M. Nussbaum                               272,500 (6)                 3.7%       272,500                  0           --
Robert Gladstone                                272,500 (6)                 3.7%       272,500                  0           --
Roger Gladstone                                 272,500 (6)                 3.7%       272,500                  0           --
Rev-Wood Merchant                               350,000 (7)                 4.7%       350,000                  0           --
Partners
Stanley H. Blum                                 382,971 (8)                 5.1%       382,971                  0           --
Foxhound Fund, L.P.                             893,534 (9)                11.2%       893,534                  0           --
Kenneth D. Cole                                515,942 (10)                 6.8%       515,942                  0           --
Dalewood Associates,                         1,127,355 (10)                13.7%     1,127,355                  0           --
L.P.
Kenneth Endelson                               100,000 (11)                 1.4%       100,000                  0           --
Alan W. Kaufman                                495,415 (12)                 6.5%       325,000            170,415           2.3%
Michael F. Kremins                              82,500 (13)                 1.2%        82,500                  0           --
Amy L. Newmark                                 396,267 (14)                 5.3%       200,000            196,267           2.7%
Eli Oxenhorn                                   922,192 (15)                11.5%       890,942             31,250           *
PAW Partners                                  1,525,000 (9)                17.7%     1,525,000                  0           --
Richard J. Rosenstock                          162,500 (16)                 3.1%       162,500                  0           --
Barry Rubenstein                             8,675,985 (17)                58.3%     8,675,985                  0           --
Brookwood Partners,                            107,971 (18)                 1.5%       107,971                  0           --
L.P.
Seneca Ventures                                660,019 (19)                 8.6%       660,019                  0           --
Wheatley Foreign                             5,746,564 (20)                47.1%     5,746,564                  0           --
Partners
Wheatley Partners                            5,746,564 (20)                47.1%     5,746,564                  0           --


Woodland Partners                              377,548 (21)                 5.2%       377,548                  0           --
Woodland Venture Fund                          781,484 (22)                10.0%       781,484                  0           --
Irwin Lieber                                 6,075,006 (23)                48.4%     6,075,006                  0           --
Barry Fingerhut                              5,962,506 (24)                48.0%     5,962,506                  0           --
Carl E. Siegel                                 267,971 (25)                 3.6%       267,971                  0           --
David Thalheim                                 714,855 (26)                 9.2%       714,855                  0           --
Craig Effron                                   100,000 (27)                 1.4%       100,000                  0           --
Lloyd Goldman                                  563,913 (28)                 7.4%       563,913                  0           --
Eleanor C. Groetch                              50,000 (27)                 *           50,000                  0           --
Hudson Capital                               1,625,000 (29)                18.7%     1,625,000                  0           --
Dr. Steven B. Landman                          100,000 (27)                 1.4%       100,000                  0           --
Pension Trust
Roberta S. & Samuel M.                          81,250 (29)                 1.1%        81,250                  0           --
Sorkin
Stourbridge Investments                         31,251 (30)                 * 31,251                            0           --
Ltd.

Richard Warren                                 132,500 (29)                 1.8%       132,500                  0           --
Steven Wolosky                                  25,000 (30)                 *           25,000                  0           --
GKN Securities Corp.                           344,928 (31)                 4.6%       344,928                  0           --
Seaboard Securities, Inc.                       95,073 (31)                 1.3%        95,073                  0           --

----------------------------------
         *        Less than one percent

(1) A person is deemed to be the beneficial owner of voting securities that can be acquired by such person within 60 days after the date hereof upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and that are currently exercisable (i.e., that are exercisable within 60 days from the date hereof) have been exercised. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

(2) Consists of shares of common stock that are issuable upon the exercise of warrants issued in connection with a bridge financing consummated in July 1997 or private placements consummated in 1995 and 1996.

(3) Includes 23,850 shares of common stock that are issuable upon the exercise of warrants.

(4) Consists of (i) shares common stock that are issuable upon the conversion of Series C Preferred Stock and (ii) shares of common stock that are issuable upon the exercise of Series C Warrants.

(5) Includes 125,000 shares of common stock that are issuable upon the exercise of a purchase option (the "Underwriters' Purchase Option") issued in connection with the Company's initial public offering in November 1997.

(6) Consists of (i) shares of common stock that are issuable upon the conversion of Series A Preferred Stock and (ii) shares of common stock that are issuable upon the exercise of warrants (the "Series A Warrants"). Does not include securities held by GKN Securities Corp., of which Messrs. Robert Gladstone, Roger Gladstone and Nussbaum disclaim beneficial ownership.

(7) Based upon information contained in a report on Schedule 13D filed by Rev-Wood Merchant Partners with the SEC. Consists of shares of common stock that are issuable upon the exercise of options.

(8) Consists of (i) shares of common stock that are issuable upon the conversion of Series A Preferred Stock, (ii) shares of common stock that are issuable upon the exercise of Series A Warrants, (iii) shares of common stock that are issuable upon the conversion of Series C Preferred Stock held by B&B Trading Retirement Plan, an entity of which Mr. Blum is a trustee and (iv) shares of common stock that are issuable upon the exercise of warrants (the "Series C Warrants") also held by B&B Trading Retirement Plan. Mr. Blum disclaims beneficial ownership of all securities owned by B&B Trading Retirement Plan.

(9) Consists of (i) shares of common stock that are issuable upon the conversion of Series A Preferred stock (ii) shares of common stock that are issuable upon the exercise of Series A Warrants, (iii) shares of common that are issuable upon the conversion of Series C. Preferred stock and (iv) shares of common stock that are issuable upon the exercise of Series C Warrants.

(10) Consists of (i) shares of common stock that are issuable upon the conversion of Series A Preferred Stock, (ii) shares of common stock that are issuable upon the exercise of Series A Warrants, (iii) shares of common stock that are issuable upon the conversion of Series C Preferred Stock and (iv) shares of common stock that are issuable upon the exercise of Series C Warrants.

(11) Consists of shares of common stock that are issuable upon the conversion of Series A Preferred Stock.

(12) Consists of (i) 170,415 shares of common stock that are issuable upon the exercise of options, (ii) 200,000 shares of common stock that are issuable upon the conversion of Series A Preferred Stock and (iii) 125,000 shares of common stock that are issuable upon the exercise of Series A Warrants. Mr. Kaufman has been the Company's

         Chairman of the Board since October 1997 and was President and Chief Executive Officer of the Company from October 1997 to December 1998.

(13) Consists of 72,500 shares of common stock that are issuable upon the conversion of Series A Preferred Stock.

(14) Includes (i) 161,667 shares of common stock that are issuable upon the exercise of options and (ii) 200,000 shares of common stock that are issuable upon the conversion of Series A Preferred Stock. Ms. Newmark has been a Director of the Company since 1998.

(15) Based upon information contained in a report on Schedule 13D filed by Eli Oxenhorn with the SEC. Includes (i) 31,250 shares of common stock issuable upon the exercise of options held by Mr. Oxenhorn, (ii) 350,000 shares of common stock that are issuable upon the exercise of options held by Rev-Wood Merchant Partners, an entity of which Mr. Oxenhorn is a general partner, (iii) 200,000 shares of common stock that are issuable upon the conversion of Series A Preferred Stock, (iv) 125,000 shares of common stock that are issuable upon the exercise of Series A Warrants, (v) 115,942 shares of common stock that are issuable upon the conversion of Series C Preferred Stock and (vi) 100,000 shares of common stock that are issuable upon the exercise of Series C Warrants.

(16) Consists of (i) shares of common stock that are issuable upon the exercise of Series A Warrants, (ii) shares of common stock that are issuable upon the conversion of Series C Preferred Stock held jointly with David Thalheim and (iii) 250,000 shares of common stock that are issuable upon the exercise of Series C Warrants held jointly with David Thalheim.

(17) Based upon information contained in a report on Schedule 13D (the "Wheatley 13D") filed jointly by Barry Rubenstein, Wheatley Foreign Partners, L.P. ("Wheatley Foreign"), Wheatley Partners, L.P. ("Wheatley"), Seneca Ventures ("Seneca"), Woodland Venture Fund ("Woodland Fund"), Woodland Partners, Rev-Wood Merchant Partners, Brookwood Partners, L.P. ("Brookwood") and certain other entities with the SEC and certain other information. Includes (i) 111,457 shares of common stock issuable upon exercise of options, (ii) 225,000 shares of common stock issuable upon exercise of warrants and (iii) 315,942 shares of common stock issuable upon conversion of shares of Series A and Series C Preferred Stock held by Mr. Rubenstein. Also includes
         (a)(i)103,125 shares of common stock issuable upon exercise of warrants and (ii) 115,942 shares of common stock issuable upon conversion of shares of Series C Preferred Stock held by Woodland Partners, (b)(i) 315,625 shares of common stock issuable upon exercise of warrants, and
         (ii) 411,884 shares of common stock issuable upon conversion of shares of Series A, Series B and Series C Preferred Stock held by Woodland Venture Fund ("Woodland Fund"), (c)(i) 265,625 shares of common stock issuable upon exercise of warrants, (ii) 353,913 shares of common stock issuable upon conversion of shares of Series A, Series B and Series C Preferred Stock, all of which are held by Seneca, (d)(i) 1,910,279 shares of common stock issuable upon exercise of warrants and (ii) 2,816,000 shares of common stock issuable upon conversion of shares of Series A and Series C Preferred Stock, all of which are held by Wheatley Partners, (e)(i) 165,971 shares of common stock issuable upon exercise of warrants and (ii) 244,870 shares of common stock issuable upon conversion of shares of Series A and Series C Preferred Stock, all of which are held by Wheatley Foreign, (f) 350,000 shares of common stock issuable upon exercise of options held by Rev-Wood Merchant Partners ("Rev-Wood"), and (g)(i) 50,000 shares of common stock issuable upon exercise of warrants and (ii) 57,971 shares of common stock issuable upon conversion of shares of Series C Preferred Stock, all of which are held by Brookwood. Mr. Rubenstein disclaims beneficial ownership of the securities held by Woodland

         Partners, Woodland Fund, Seneca, Wheatley, Wheatley Foreign, Rev-Wood, and Brookwood, except to the extent of his respective equity interest therein.

(18) Based upon information contained in the Wheatley 13D and certain other information. Consists of (i) shares of common stock that are issuable upon the conversion of Series C Preferred Stock and (ii) shares of common stock that are issuable upon the exercise of Series C Warrants.

(19) Based upon information contained in the Wheatley 13D and certain other information. Includes (i) 265,625 shares of common stock issuable upon exercise of warrants, and (ii) 353,913 shares of common stock issuable upon conversion of shares of Series A, Series B & Series C Preferred Stock, held by Seneca.

(20) Based upon information contained in the Wheatley 13D and certain other information. Includes (a)(i) 1,910,279 shares of common stock issuable upon exercise of warrants and (ii) 2,816,000 shares of common stock issuable upon conversion of shares of Series A & Series C Preferred Stock, all of which are held by Wheatley, and (b)(i) 165,971 shares of common stock issuable upon exercise of warrants and (ii) 244,870 shares of common stock issuable upon conversion of shares of Series A & Series C Preferred Stock, all of which are held by Wheatley Foreign. Wheatley Foreign disclaims beneficial ownership of the securities held by Wheatley and Wheatley disclaims beneficial ownership of the securities held by Wheatley Foreign.

(21) Based upon information contained in the Wheatley 13D and certain other information. Includes (i)103,125 shares of common stock issuable upon exercise of warrants, and (ii) 115,942 shares of common stock issuable upon conversion of shares of Series C Preferred Stock held by Woodland Partners.

(22) Based upon information contained in the Wheatley 13D and certain other information. Includes (i) 315,625 shares of common stock issuable upon exercise of warrants, and (ii) 411,884 shares of common stock issuable upon conversion of shares of Series A, Series B & Series C Preferred Stock, held by Woodland Fund.

(23) Based on information contained in the Wheatley 13D and certain other information. Includes (i)112,500 shares of common stock issuable upon exercise of options, (ii) 100,000 shares of common stock issuable upon exercise of warrants and (iii) 115,942 shares of common stock issuable upon conversion of shares of Series C Preferred Stock, all of which are held by Mr. Lieber. Also includes (a)(i) 1,910,279 shares of common stock issuable upon exercise of warrants and (ii) 2,816,000 shares of common stock issuable upon conversion of shares of Series A & Series C Preferred Stock, all of which are held by Wheatley, and (b)(i) 165,971 shares of common stock issuable upon exercise of warrants and (ii) 244,870 shares of common stock issuable upon conversion of shares of Series A & Series C Preferred Stock, all of which are held by Wheatley Foreign, of which Mr. Lieber disclaims beneficial ownership, except to the extent of his respective equity interest therein.

(24) Based on information contained in the Wheatley 13D and certain other information. Includes (i) 100,000 shares of common stock issuable upon exercise of warrants, (ii) 115,942 shares of common stock issuable upon conversion of shares of Series C Preferred Stock held by Mr. Fingerhut. Also includes (a)(i) 1,910,279 shares of common stock issuable upon exercise of warrants and (ii) 2,816,000 shares of common stock issuable upon conversion of shares of Series A & Series C Preferred Stock, all of which are held by Wheatley, and (b)(i) 165,971 shares of common stock issuable upon exercise of warrants and (ii) 244,870 shares of common stock issuable upon conversion of shares of Series A & Series C Preferred Stock, all of which are held by Wheatley Foreign. The Reporting Person disclaims beneficial ownership of these securities except to the extent of his or its equity respective ownership in Wheatley and/or Wheatley Foreign.

(25) Consists of shares of common stock that are issuable upon (i) conversion of shares of Series A Preferred Stock, (ii) conversion of shares of Series B Preferred Stock, (iii) exercise of Series B Warrants, (iv) conversion of shares of Series C Preferred Stock and (v) exercise of Series C Warrants.

(26) Consists of (i) shares of common stock that are issuable upon the conversion of Series A Preferred Stock, (ii) shares of common stock that are issuable upon the exercise of Series A Warrants, (iii) 289,855 shares of common stock that are issuable upon the conversion of Series C Preferred Stock held jointly with Richard Rosenstock and (iii) 250,000 shares of common stock that are issuable upon the exercise of Series C Warrants held jointly with Richard Rosenstock.

(27) Consists of shares of common stock that are issuable upon the conversion of Series B Preferred Stock.

(28) Consists of (i) shares of common stock that are issuable upon the conversion of Series B Preferred Stock, (ii) shares of common stock that are issuable upon the exercise of Series B Warrants, (iii) shares of common stock that are issuable upon the conversion of Series C Preferred Stock and (vi) shares of common stock that are issuable upon the exercise of Series C Warrants.

(29) Consists of (i) shares of common stock that are issuable upon the conversion of shares of Series B Preferred Stock and (ii) shares of common stock that are issuable upon the exercise of Series B Warrants.

(30) Consists of shares of common stock that are issuable upon the exercise of Series B Warrants.

(31) Consists of shares of common stock that are issuable upon the exercise of a purchase option (the "Series C Placement Agent Option") issued in connection with the Company's Series C private placement.

(32) Includes shares issuable upon the exercise of warrants held by Winthrop and Erica Knowlton TTEE and PaineWebber CFN FBO Winthrop Knowlton IRA. Mr. Knowlton disclaims beneficial ownership of all securities owned by such entities, except to the extent of his equity interest therein.

(33) Lee served as a Director of the Company from August 1996 to August 1997. Includes shares issuable upon the exercise of warrants held by Barker, Lee & Co., J.M.R. Barker Foundation, Namakagon Associates, L.P. and Upland Associates. Mr. Lee is a general partner of Barker, Lee & Co., Namagkagon Associates, L.P., and Upland Associates and an officer of J.M.R. Barker Foundation. Mr. Lee disclaims beneficial ownership of all securities owned by such entities, except to the extent of his equity interest therein.

(34) Consists of (i) shares common stock that are issuable upon the conversion of Series C Preferred Stock, (ii) shares of common stock that are issuable upon the exercise of Series C Warrants and (iii) shares granted pursuant to the Company's 1991 Stock Option Plan.

                              PLAN OF DISTRIBUTION

         This offering is self-underwritten; neither we nor the selling stockholders have employed an underwriter for the sale of common stock by the selling stockholders. We will bear all expenses in connection with the preparation of this Prospectus. The selling stockholders will bear all expenses associated with the sale of their common stock.

         The selling stockholders may offer their shares of common stock directly or through pledgees, donees, transferees or other successors in interest in one or more of the following transactions:

         o On any stock exchange on which the shares of common stock may be listed at the time of sale
         o        In negotiated transactions
         o        In the over-the-counter market
         o        In a combination of any of the above transactions

         The selling stockholders may offer their shares of common stock at any of the following prices:

         o        Fixed prices that may be changed
         o        Market prices prevailing at the time of sale
         o        Prices related to such prevailing market prices
         o        At negotiated prices

         The selling stockholders may effect such transactions by selling shares to or through broker-dealers, and all such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares of common stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         Any broker-dealer acquiring common stock from the selling stockholders may sell the shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers. Any such sales may be at prices then prevailing on the OTC Bulletin Board or at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods. The selling stockholders and any broker-dealers that act in connection with the sale of the common stock hereunder might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act; any commissions received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. Any such commissions, as well as other expenses incurred by the selling stockholders and applicable transfer taxes, are payable by the selling stockholders.

         The selling stockholders reserve the right to accept, and together with any agent of the selling stockholder, to reject in whole or in part any proposed purchase of the shares of common stock. The selling stockholders will pay any sales commissions or other seller's compensation applicable to such transactions.

         We have not registered or qualified offers and sales of shares of the common stock under the laws of any country other than the United States. To comply with certain states' securities laws, if applicable, the selling stockholders will offer and sell their shares of common stock in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the selling stockholders may not offer or sell shares of common stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

         The selling shareholders have represented to us that any purchase or sale of shares of common stock by them will comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of securities (a "Distribution") from directly or indirectly bidding for, or purchasing for any account in which he or she has a beneficial interest, any of such securities or any right to purchase such securities, for a period of one business day before and after completion of his or her participation in the distribution (we refer to that time period as the "Distribution Period").

         During the Distribution Period, Rule 104 under Regulation M prohibits the selling stockholders and any other persons engaged in the Distribution from engaging in any stabilizing bid or purchasing of our common stock except for the purpose of preventing or retarding a decline in the open market price of our common stock. No such person may effect any stabilizing transaction to facilitate any offering at the market. Inasmuch as the selling shareholders will be reoffering and reselling our common stock at the market, Rule 104 prohibits them from effecting any stabilizing transaction in contravention of Rule 104 with respect to our common stock.

         There can be no assurance that the selling stockholders will sell any or all of the shares offered by them hereunder or otherwise.

                                  LEGAL MATTERS

         Certain legal matters in connection with the issuance of the shares of common stock offered hereby have been passed upon for the Company by Olshan Grundman Frome Rosenzweig & Wolosky LLP, 505 Park Avenue, New York, New York 10022. Steven Wolosky, a member of such firm, beneficially owns 25,000 shares of our common stock.

                                     EXPERTS

         The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB of QueryObject Systems Corporation for the year ended December 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

================================================================================
No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer or solicitation by anyone in any state in which such person is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. The delivery of this prospectus at any time does not imply that the information herein is correct as of any time subsequent to the date hereof. We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful.

                                25,850,572 SHARES

                         QUERYOBJECT SYSTEMS CORPORATION

                                  COMMON STOCK


                                   PROSPECTUS



                              [.............], 1999

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

         Item 14.          Other Expenses of Issuance and Distribution.

     The expenses in connection with the issuance and distribution of the securities being registered, all of which will be paid by the Registrant, are as follows:


SEC Registration Fee.............................           $   2,453.63
Accounting Fees and Expenses.....................            $ 10,000.00
Legal Fees and Expenses..........................            $ 20,000.00
Blue Sky Fees and Expenses.......................            $ 10,000.00
Miscellaneous Expenses...........................            $  2,546.37
Total............................................            $ 45,000.00
                                                             ============

Item 15.          Indemnification of Directors and Officers

     As permitted by the Delaware General Corporation Law ("DGCL"), the Company's Certificate of Incorporation, as amended, limits the personal liability of a director or officer to the Company for monetary damages for breach of fiduciary duty of care as a director. Liability is not eliminated for
(i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchase or redemptions pursuant to Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit.

     The Company has also entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements provide that the directors and executive officers will be indemnified to the fullest extent permitted by applicable law against all expenses (including attorneys' fees), judgments, fines and amounts reasonably paid or incurred by them for settlement in any threatened, pending or completed action, suit or proceeding, including any derivative action, on account of their services as a director or officer of the Company or of any subsidiary of the Company or of any other company or enterprise in which they are serving at the request of the Company. No indemnification will be provided under the indemnification agreements, however, to any director or executive officer in certain limited circumstances, including on account of knowingly fraudulent, deliberately dishonest or willful misconduct. To the extent the provisions of the indemnification agreements exceed the indemnification permitted by applicable law, such provision may be unenforceable or may be limited to the extent they are found by a court of competent jurisdiction to be contrary to pubic policy.

Delaware Law

     The Company is subject to Section 203 of the DGCL, which prevents an "interested stockholder" (defined in Section 203, generally, as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder, unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (subject to certain exceptions), or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66% of the outstanding voting stock of the corporation not owned by the interested stockholder. A "business combination" includes mergers, stock or asset sales and other transactions resulting in a financial benefit to the interested stockholder.

     The provisions of Section 203 of the DGCL could have the effect of delaying, deferring or preventing a change in the control of the Company.

Item 16.     Exhibits.

             Exhibit Index

     4.5* Form of Warrant issued in connection with the private placements consummated in October and November 1998 (Incorporated by reference to Exhibit 99-D to the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998.)

     4.6* Form of Warrant issued in connection with the private placement consummated in July 1997 (Incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form SB-2, No. 333-34667).

     4.7* Form of Representative's Purchase Option granted to GKN Securities Corp. (Incorporated by reference to Exhibit 4.2 to the Company's Registration Statement on Form SB-2, No. 333-34667).

     4.8* Form of Purchase Option granted to Southeast Research Partners in connection with the private placements consummated in October and November 1998 (Incorporated by reference to Exhibit 4.8 to the Company's Form S-3, No. 333-69101).

     4.9* Certificate of Designations, Preferences and Other Rights and Qualifications of Series A Convertible Preferred Stock (Incorporated by reference to Exhibit 99-A to the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30,
             1998).

     4.10*   Certificate  of  Correction  to the  Certificate  of  Designations,
             Preferences and Other Rights and Qualifications of Series A Convertible Preferred Stock (Incorporated by reference to Exhibit 99-B to the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998).

     4.11* Certificate of Designations, Preferences and Other Rights and Qualifications of Series B Convertible Preferred Stock (Incorporated by reference to Exhibit 99-C to the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30,
             1998).

     4.12 Certificate of Designations, Preferences and Other Rights and Qualifications of Series C Convertible Preferred Stock.

     4.13 Form of Warrant issued in connection with the private placement consummated in June and July of 1999.

     4.14 Form of Purchase Option granted to Seaboard Securities, Inc. in connection with the private placement consummated in June and July of 1999.

     4.15** Form of Purchase Option granted to GKN Securities Corp. in connection with the private placement consummated in June and July of 1999.

     5** Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP with respect to the securities registered hereunder.

     23(a)   Consent of PricewaterhouseCoopers LLP.

     23(c)** Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP (included within Exhibit 5).

     24(a)   Powers  of  Attorney   (included  on  the  Signature  page  to  the
             Registration Statement).

____________________
*    previously filed
**   to be filed by amendment

Item 17.          Undertakings

                  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective  amendment any
         of  the  securities   being  registered  which  remain  unsold  at  the
         termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against each such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and authorizes this Registration Statement to be signed on its behalf by the undersigned, the City of New York, State of New York, on the [ ]th day of September, 1999.

                                   QUERYOBJECT SYSTEMS CORPORATION
                                       (Registrant)

                                   By: /s/ Robert Thompson
                                       -------------------------------------
                                           Robert Thompson
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Robert Thompson and Daniel M. Pess his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


       Signature                  Title                            Date

/s/ Alan W. Kaufman           Chairman of the Board           September 29, 1999
---------------------
Alan W. Kaufman


/s/ Robert Thompson           President and Chief             September 29, 1999
---------------------         Executive Officer
Robert Thompson               (Principal Executive Officer)


/s/ Daniel M. Pess            Executive Vice President,       September 29, 1999
--------------------          Chief Operating Officer
Daniel M. Pess                and Chief Financial Officer
                              (Principal Financial Officer
                              and Principal Accounting Officer)

/s/ Andre Szykier             Director                        September 29, 1999
--------------------
Andre Szykier


/s/ Rino Bergonzi             Director                        September 29, 1999
---------------------
Rino Bergonzi

/s/ Irwin Jacobs              Director                        September 29, 1999
---------------------
Irwin Jacobs


/s/ Amy L. Newmark            Director                        September 29, 1999
---------------------
Amy L. Newmark

Exhibits
                  Exhibit Index

         4.5*     Form  of  Warrant  issued  in  connection   with  the  private
                  placements consummated in October and November 1998 (Incorporated by reference to Exhibit 99-D to the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998.)

         4.6* Form of Warrant issued in connection with the private placement consummated in July 1997 (Incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form SB- 2, No. 333-34667).

         4.7* Form of Representative's Purchase Option granted to GKN Securities Corp. (Incorporated by reference to Exhibit 4.2 to the Company's Registration Statement on Form SB-2, No. 333-34667).

         4.8* Form of Purchase Option granted to Southeast Research Partners in connection with the private placements consummated in October and November 1998 (Incorporated by reference to Exhibit 4.8 to the Company's Amendment No. 1 to Form S-3 filed February 2, 1999).

         4.9* Certificate of Designations, Preferences and Other Rights and Qualifications of Series A Convertible Preferred Stock (Incorporated by reference to Exhibit 99-A to the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998)

         4.10* Certificate of Correction to the Certificate of Designations, Preferences and Other Rights and Qualifications of Series A Convertible Preferred Stock (Incorporated by reference to
                  Exhibit 99-B to the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998)

         4.11* Certificate of Designations, Preferences and Other Rights and Qualifications of Series B Convertible Preferred Stock (Incorporated by reference to Exhibit 99-C to the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998)

         4.12 Certificate of Designations, Preferences and Other Rights and Qualifications of Series C Convertible Preferred Stock.

         4.13     Form  of  Warrant  issued  in  connection   with  the  private
                  placement consummated in June and July of 1999.

         4.14 Form of Purchase Option granted to Seaboard Securities, Inc. in connection with the private placement consummated in June and July of 1999.

         4.15** Form of Purchase Option granted to GKN Securities Corp. in connection with the private placement consummated in June and July of 1999.

         5** Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP with respect to the securities registered hereunder.

         23(a)    Consent of PricewaterhouseCoopers LLP.

         23(c)** Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP (included within Exhibit 5).

         24(a) Powers of Attorney (included on the Signature page to the Registration Statement).

_______________________
*    Previously filed
**   To be filed by amendment